Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2020 Results

VANCOUVER – February 25, 2021 – City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter and full year ended December 31, 2020.

Fourth Quarter Highlights

•	Rental and other revenues were $39.8 million. GAAP net loss attributable to common stockholders was approximately $1.5 million, or $(0.03) per fully diluted share;

•	Core FFO was approximately $14.1 million, or $0.32 per fully diluted share;

•	AFFO was approximately $7.5 million, or $0.17 per fully diluted share;

•	To date, collected over 99% of fourth quarter contractual base rent;

•	Same Store Cash NOI increased 0.4% in the fourth quarter and 1.1% for the full year 2020 as compared to the same periods in 2019;

•	In-place occupancy closed the quarter at 90.5%;

•	Executed approximately 265,000 square feet of new and renewal leases during the quarter, including a ten-year, 163,000 square foot lease renewal at the Lake Vista property in Dallas, Texas;

•	Declared a fourth quarter dividend of $0.15 per share of common stock, paid on January 25, 2021; and

•	Declared a fourth quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on January 25, 2021.

Highlights Subsequent to Quarter End

•	Closed the disposition of the Cherry Creek property in Denver, Colorado for a gross sale price of $95.0 million and generated a gain on sale of approximately $47.4 million; and

•	Completed 93,000 square feet of leasing with a tenant at the Carillon Point property in Tampa, Florida, comprised of an eight-year, 78,000 square foot renewal and a 15,000 square foot expansion.

“Our fourth quarter and full year 2020 operational and financial results were very strong, irrespective of the impacts of COVID-19,” commented James Farrar, the Company’s Chief Executive Officer. “Our earnings metrics exceeded our initial, pre-pandemic guidance, which is a testament to strong operational execution, including over one million square feet of leasing activity during the year, and opportunistic capital allocation to our share repurchase program. As we move into 2021, we will prioritize operations and leasing to drive further cash flow and earnings per share growth. We also expect to operate conservatively and selectively expand our portfolio as market conditions improve.”

“During the fourth quarter and continuing into 2021, we executed on several value enhancing transactions. Long-term lease renewals with key tenants were completed at our Lake Vista and Carillon Point properties, indicating tenants’ willingness to commit to occupancy at desirable and well-located properties. We also took advantage of an opportunity to monetize a property with the sale of our Cherry Creek property at a 5.8% cap rate and a $47.4 million gain, highlighting the inherent value across our portfolio.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI, Adjusted Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2020 contained 5.8 million net rentable square feet and was 90.5% occupied.

The Company has collected over 99% of contractual base rent for the three months ended December 31, 2020.

Net Operating Income was approximately $25.2 million and Adjusted Cash NOI (CIO share) was approximately $24.0 million for the fourth quarter of 2020.

Same Store Cash NOI increased 0.4% for the three months ended December 31, 2020 as compared to the same period in the prior year. Same Store Cash NOI increased 1.1% for the year ended December 31, 2020 as compared to the same period in the prior year.

Investment and Disposition Activity

During the fourth quarter, the Company entered into an agreement for the sale of its Cherry Creek property in Denver, Colorado at a gross sale price of $95.0 million. The disposition closed on February 10, 2021 and generated a gain on sale of approximately $47.4 million. The three-building, 356,000 square foot campus was 100% occupied by the State of Colorado at the time of sale with approximately 5.3 years of remaining lease term. The transaction represented an in-place capitalization rate of approximately 5.8%.

Leasing Activity

The Company’s total leasing activity during the fourth quarter of 2020 was approximately 265,000 square feet, which included 12,000 square feet of new leasing and 253,000 square feet of renewals. Approximately 264,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 1.9 years at a weighted average annual rent of $28.88 per square foot and at a weighted average cost of $3.15 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 7.6 years at a weighted average annual rent of $21.29 per square foot and at a weighted average cost of $3.13 per square foot per year. The weighted average annual rent of $21.29 consisted of a blend of net and gross rental rates, with net rental rates representing approximately 65% of the weighted average in the quarter.

Of note, during the quarter the Company completed a ten-year lease renewal at its 163,000 square foot Lake Vista property in Dallas, Texas. The tenant occupies 100% of the Lake Vista property and its lease was extended by ten years and three months to April 30, 2032. The starting renewal rate represents a 6.1% increase over the current rate with annual increases thereafter. As part of the lease renewal, the Company granted the tenant an option to purchase the property, which may be exercised at any time prior to July 31, 2022.

Subsequent to quarter end, the Company completed 93,000 square feet of leasing with a tenant at the Carillon Point property in Tampa, Florida, comprised of an eight-year, 78,000 square foot renewal commencing in September 2021 and a 15,000 square foot expansion commencing upon completion of the expansion space and no later than March 2022. The starting renewal rate represents a 2.5% increase over the current rate with annual increases thereafter.

Capital Structure

As of December 31, 2020, the Company had total principal outstanding debt of approximately $681.0 million. Approximately $556.0 million, or 81.6%, of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to an interest swap, which fixes the 30-day LIBOR rate, approximately 89.0% of the Company’s debt was effectively fixed rate. City Office’s total principal outstanding debt had a weighted average maturity of approximately 4.2 years and a weighted average interest rate of 3.8%.

In February 2021, the Company repaid its $83.5 million Midland Life Insurance loan that was set to expire in May 2021, which was secured by three of the Company’s properties.

On March 9, 2020, the Company’s board of directors approved a share repurchase plan authorizing the Company to repurchase up to $100 million of its outstanding shares of common stock. The Company completed this program in July 2020. Pursuant to this initial program, the Company purchased 11,363,851 shares at an average gross price of $8.80 per share for an aggregate cost of approximately $100.0 million.

On August 5, 2020, the Company’s board of directors approved a share repurchase plan authorizing the Company to repurchase up to an additional $50 million of its outstanding shares of common stock. No shares have been purchased under this new program to date.

Dividends

On December 15, 2020, the Company’s board of directors approved and the Company declared a cash dividend of $0.15 per share of the Company’s common stock for the three months ended December 31, 2020. The dividend was paid on January 25, 2021 to common stockholders and unitholders of record as of January 11, 2021.

On December 15, 2020, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended December 31, 2020. The dividend was paid on January 25, 2021 to preferred stockholders of record as of January 11, 2021.

2021 Outlook

While significant economic uncertainty continues to exist due to the COVID-19 pandemic, we anticipate that office utilization will continue to increase as vaccination levels rise, particularly towards the end of 2021. We expect improving fundamentals towards the back half of the year, however, this timing has limited impact on our outlook for 2021 relative to acquisitions, leasing activity and Same Store Cash NOI growth.

For full year 2021, the Company expects Core FFO in the range of $1.20 to $1.24 per diluted share. The Company’s Core FFO range is impacted by the sale of the Cherry Creek property and the assumption that the Company either does not acquire any properties in 2021 (Low scenario) or that the Company acquires $100 million of new properties in November 2021 (High scenario). Reconciliation items are noted below.

Full Year 2021 Guidance	Low	High
Acquisitions	$0.0M	$100.0M
Dispositions	$95.0M	$95.0M
Net Operating Income	$95.0M	$97.0M
General & Administrative Expenses	$10.8M	$11.8M
Interest Expense	$24.0M	$25.0M
2021 Core FFO per diluted share	$1.20	$1.24
Net Recurring Straight-Line Rent Adjustment	$1.0M	$2.0M
Same Store Cash NOI Growth	0.5%	2.0%
December 31, 2021 Occupancy	89.0%	91.0%

Material Considerations:

1.

Acquisitions in the High scenario assume $100 million of property acquisitions closing midway through the fourth quarter. To provide visibility into the Company’s expectation for its quarterly “fully deployed” Core FFO per share, if $100 million of acquisitions were reflected for the entire fourth quarter, the Company would expect Core FFO per share to be in the range of $0.32 to $0.34 per share for the quarter.

2.	Dispositions reflects the sale of the Cherry Creek property that occurred on February 10, 2021 for a gross sale price of $95.0 million. No other dispositions have been assumed in 2021.

3.	Due to uncertainty created by COVID-19, Net Operating Income and December 31, 2021 Occupancy contain a general provision for uncollectible rents of approximately 0.5% of rental revenue.

4.

The General and Administrative Expenses guidance includes approximately $2.6 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance would have been $8.2 – $9.2 million.

5.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 44.1 million. No share repurchases have been assumed.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on February 25, 2021.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on February 25, 2021, continuing through 11:59 pm Eastern Time on May 25, 2021 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10151018. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI (CIO share) – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities and NCI in properties.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2020 or relate to the quarter ended December 31, 2020. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31, 2020	December 31, 2019
Assets
Real estate properties
Land	$204,289	$230,034
Building and improvement	777,184	784,636
Tenant improvement	104,694	94,218
Furniture, fixtures and equipment	642	285

	1,086,809	1,109,173
Accumulated depreciation	(131,220)	(101,835)

	955,589	1,007,338

Cash and cash equivalents	25,305	70,129
Restricted cash	20,646	17,394
Rents receivable, net	32,968	32,112
Deferred leasing costs, net	16,829	12,393
Acquired lease intangible assets, net	44,143	67,533
Other assets	15,758	17,061
Assets held for sale	46,054	4,514

Total Assets	$1,157,292	$1,228,474

Liabilities and Equity
Liabilities:
Debt	$677,242	$607,250
Accounts payable and accrued liabilities	25,414	28,786
Deferred rent	7,295	6,593
Tenant rent deposits	4,801	5,658
Acquired lease intangible liabilities, net	6,035	8,194
Other liabilities	18,099	22,794
Liabilities related to assets held for sale	531	67

Total Liabilities	739,417	679,342

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of December 31, 2020 and 2019	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 43,397,117 and 54,591,047 shares issued and outstanding as of December 31, 2020 and 2019 respectively	433	545
Additional paid-in capital	479,411	577,131
Accumulated deficit	(172,958)	(142,383)
Accumulated other comprehensive (loss)/income	(1,960)	715

Total Stockholders’ Equity	416,926	548,008
Non-controlling interests in properties	949	1,124

Total Equity	417,875	549,132

Total Liabilities and Equity	$1,157,292	$1,228,474

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Rental and other revenues	$39,840	$39,061	$160,840	$156,297

Operating expenses:
Property operating expenses	14,647	14,562	58,312	57,316
General and administrative	2,665	2,631	10,690	11,066
Depreciation and amortization	15,145	15,102	60,367	59,159

Total operating expenses	32,457	32,295	129,369	127,541

Operating income	7,383	6,766	31,471	28,756
Interest expense:
Contractual interest expense	(6,590)	(6,379)	(26,363)	(28,401)
Amortization of deferred financing costs and debt fair value	(332)	(333)	(1,326)	(1,325)

	(6,922)	(6,712)	(27,689)	(29,726)
Net gain on sale of real estate property	—	2,934	1,347	3,412

Net income	461	2,988	5,129	2,442
Less:
Net income attributable to non-controlling interests in properties	(88)	(146)	(602)	(644)

Net income attributable to the Company	373	2,842	4,527	1,798
Preferred stock distributions	(1,855)	(1,855)	(7,420)	(7,420)

Net (loss)/income attributable to common stockholders	$(1,482)	$987	$(2,893)	$(5,622)

Net (loss)/income per common share:
Basic	$(0.03)	$0.02	$(0.06)	$(0.13)

Diluted	$(0.03)	$0.02	$(0.06)	$(0.13)

Weighted average common shares outstanding:
Basic	43,397	54,049	47,223	43,997

Diluted	43,397	54,416	47,223	43,997

Dividend distributions declared per common share	$0.150	$0.235	$0.600	$0.940

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended December 31, 2020
Net income	$461
Adjustments to net income:
General and administrative	2,665
Contractual interest expense	6,590
Amortization of deferred financing costs and debt fair value	332
Depreciation and amortization	15,145

Net Operating Income (“NOI”)	$25,193
Net recurring straight-line rent/expense adjustment	(827)
Net amortization of above and below market leases	52

Portfolio Adjusted Cash NOI	$24,418
NCI in properties – share in cash NOI	(388)

Adjusted Cash NOI (CIO share)	$24,030

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended December 31, 2020
Net loss attributable to common stockholders	$(1,482)
(+) Depreciation and amortization	15,145

13,663
Non-controlling interests in properties:
(+) Share of net income	88
(-) Share of FFO	(254)

FFO attributable to common stockholders	$13,497

(+) Stock based compensation	588

Core FFO attributable to common stockholders	$14,085

(+) Net recurring straight-line rent/expense adjustment	(827)
(+) Net amortization of above and below market leases	52
(+) Net amortization of deferred financing costs and debt fair value	329
(-) Net recurring tenant improvements and incentives	(1,500)
(-) Net recurring leasing commissions	(2,771)
(-) Net recurring capital expenditures	(1,834)

AFFO attributable to common stockholders	$7,534

FFO per common share	$0.31

Core FFO per common share	$0.32

AFFO per common share	$0.17

Dividends distributions declared per common share	$0.150
FFO Payout Ratio	49%
Core FFO Payout Ratio	47%
AFFO Payout Ratio	87%

Weighted average common shares outstanding – diluted	43,825

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Rental and other revenues	$39,840	$39,061	$160,840	$156,297
Property operating expenses	14,647	14,562	58,312	57,316

Net operating income (“NOI”)	$25,193	$24,499	$102,528	$98,981
Less: NOI of properties not included in same store	(744)	(870)	(8,227)	(4,674)

Same store NOI	$24,449	$23,629	$94,301	$94,307
Less:
Non-recurring other income	—	—	(29)	(2,625)
Termination fee income	—	(152)	(1,412)	(480)
Straight-line rent/expense adjustment	(786)	103	(1,768)	(1,561)
Above and below market leases	77	68	(306)	98
NCI in properties – share in cash NOI	(388)	(381)	(1,611)	(1,554)

Same store cash NOI	$23,352	$23,267	$89,175	$88,185

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full Year 2021 Outlook
	Low	High
Net income attributable to common stockholders	$39,450	$41,950
(+) Depreciation and amortization	59,000	58,000
(-) Net gain on sale of real estate property	(47,400)	(47,400)
(-) Non-controlling interests in properties	(650)	(650)

FFO attributable to common stockholders	$50,400	$51,900

(+) Stock based compensation	2,600	2,600

Core FFO attributable to common stockholders	$53,000	$54,500

FFO per common share	$1.14	$1.18

Core FFO per common share	$1.20	$1.24

Weighted average shares of common stock	44,100	44,100

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cioereit.com